Exhibit 99.1

H&E Equipment Services Reports Second Quarter 2004 Financial Results

BATON ROUGE, LA., August 04, 2004 —H&E Equipment Services L.L.C. (H&E or the Company), today announced financial results for the second quarter ended June 30, 2004.

The Company reported second quarter total revenues of $113.7 million compared to $104.9 million for the second quarter of 2003, an increase of $8.8 million, or 8.4%.  Income from operations for the second quarter was $4.6 million compared to last year’s income from operations of $0.3 million.  The 2004 second quarter net loss was $5.1 million compared to a net loss of $9.5 million for the second quarter of last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 was $17.6 million compared to $15.2 million last year, an increase of $2.4 million, or 15.8%.

For the first half of 2004, the Company reported total revenues of $225.7 million compared to $206.1 million for first half of 2003, an increase of $19.6 million or 9.5%.  Income from operations for first half of 2004 was $5.4 million compared to last year’s $0.8 million income from operations (excluding the $17.0 million loss from litigation recorded in the first six months of last year).  The net loss for the first half of 2004 was $14.2 million compared to the net loss of $18.8 million for the same period last year (excluding the $17.0 million loss from litigation recorded in the first six months of last year). EBITDA for the first half of the year was $31.4 million compared to $30.5 million last year, an increase of $0.9 million, or 3.0%.

“Our profitability continued to improve during the second quarter.  We saw improvement in all significant areas of our operations.  The improvement is primarily a result of a continued emphasis on raising rental rates, higher time and dollar utilization, and pent-up customer demand for new and high–quality used equipment,” said John Engquist, President and Chief Executive Officer.

“Much of the improvement we enjoyed is due to continued focus on managing the business, in particular the rental fleet.  As of June 30, 2004, we had approximately $49.1 million (or 1,900 units) less in rental fleet assets, yet rental revenue for the first six months remained consistent with last year,” continued Engquist.

“Mr. Gary Bagley, former President and Chief Executive Officer of ICM Equipment Company announced his retirement from the Company.  Gary will actively continue in his role as Chairman of the Board of Directors and will provide consulting services to the Company on an as needed basis.  Gary was instrumental in completing the merger of ICM Equipment Co. L.LC. and H&E Equipment Services L.L.C.. We wish him all the very best,” concluded John Engquist.

Second Quarter Results of Operations

For the quarter ended June 30, 2004, revenues from equipment rentals were $39.1 million compared to $37.8 million for the same time period last year, an increase of $1.3 million, or 3.4%.  Equipment rentals revenue increased as a result of improved rental rates, higher time utilization and despite having reduced the overall gross rental fleet through the normal course of business activities.  For the second quarter this year, dollar utilization was 32.5% compared to 28.5% last year.

New and used equipment sales for the second quarter this year were $44.8 million compared to $39.2 million for same period in 2003, an increase of $5.6 million, or 14.3%.  New and used equipment sales increased across all product lines, except for a $2.0 million decrease in new and used earthmoving equipment sales.  New earthmoving equipment sales declined due to the lack of availability of equipment.  Also due to unavailability of new earthmoving equipment, fewer earthmoving units were sold out of the rental fleet, negatively impacting used equipment sales.  Parts sales and service revenues for the second quarter of 2004 were $23.8 million compared to $22.8 million last year, an increase of $1.0 million, or 4.4%.

For the three months ended June, 2004, total gross profit was $30.7 million compared to $25.9 million for the three months ended June 30, 2003, an increase of $4.8 million, or 18.5%. Second quarter total gross profit margin was 27.0% compared to 24.7% last year.

For the second quarter of 2004, gross profit from equipment rentals was $14.1 million compared to $11.3 million for the same time period last year, an increase of $2.8 million, or 24.8%. The increase is primarily a result of $1.3 million more in rental revenues combined with $1.5 million less in depreciation and other rental costs.  Gross profit from new and used equipment sales for the second quarter increased $1.1 million, or 20.8%, to $6.4 million from $5.3 million for the same period last year and is a result of increased revenues.  Parts sales and service revenue gross profit for the second quarter of 2004 was $9.6 million compared to $9.1 million for the same time period in 2003.  Parts sales gross profit increased $0.4 million, due to increased revenues.

Selling, general and administrative expenses for the second quarter of 2004 were $26.1 million compared to $25.7 million last year, a $0.4 million, or 1.6% increase.  However, selling, general and administrative expenses, as a percent of total revenue, were 23.0% for the second quarter of this year compared to 24.5 % for the second quarter of last year.  Approximately $0.2 million of the total increase was related to higher sales commissions, performance incentives, and benefits.

First Half of 2004 Results of Operations

For the first half of 2004, revenues from equipment rentals were $74.6 million compared to $74.9 million last year.  New and used equipment sales for the first half of 2004 were $93.4 million compared to $77.9 million for same period in 2003, an increase of $15.5 million, or 19.9%.  New and used equipment sales increased across the Company’s four core product lines – cranes, aerial work platforms, earthmoving equipment and lift trucks.  Parts sales and service revenues for the six months ended June 30, 2004, were $46.4 million compared to $43.6 million last year, an increase of $2.8 million, or 6.4%

For the first half of 2004, total gross profit was $57.2 million compared to $51.1 million for the first half of 2003, an increase of $6.1 million, or 11.9%.  The current year total gross profit margin was 25.3% compared to 24.8%  last year.

For the first half of 2004, gross profit from equipment rentals was $24.0 million compared to $22.4 million for the same time period last year, an increase of $1.6 million, or 7.1%.  Gross profit from new and used equipment sales for the first half of this year increased $2.6 million, or 23.9%, to $13.5 million from $10.9 million for the same period last year.  Parts sales and service revenue gross profit for the six months of 2004 was $18.9 million compared to $17.6 million for the same time period in 2003.

Selling, general and administrative expenses for the first six months of 2004 were $51.9 million compared to $50.4 million last year, a $1.5 million, or 3.0% increase.  However, selling, general and administrative expenses, as a percent of total revenue, were 23.0% for the first half of this year compared to 24.5 % for the first half of last year.  Approximately $1.4 million of the increase was related to higher sales commissions, performance incentives, and benefits.

Conference Call

The Company’s management will hold its second quarter earnings conference call on August 4, 2004, at 3:00 PM Eastern Standard Time.  The conference call number is 1.800.282.9233 and the participant code is 6422.

About H&E Equipment Services L.L.C.

H&E Equipment Services L.L.C. is one of the largest integrated equipment rental, service and sales companies in the United States of America, with an integrated network of 39 facilities, most of which have full service capabilities, and a workforce that includes a highly-skilled group of service technicians and separate and distinct rental and equipment sales forces.  In addition to renting equipment, the Company also sells new and used equipment and provides extensive parts and service support.  This integrated model enables the Company to effectively manage key aspects of its rental fleet through reduced equipment acquisition costs, efficient maintenance and profitable disposition of rental equipment.  The Company generates a significant portion of its gross profit from parts sales and service revenues.  Refer to the Company’s Form 10-K as of December 31, 2003.

Forward-Looking Statements

Certain statements contained in this presentation are forward-looking in nature.  These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek”, “on track,” “plan”, “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of strategy.  The Company’s business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements.  Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company’s products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to the capital that it may require, and (4) intense competition.  The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date that any such statement is made.

H&E EQUIPMENT SERVICES L.L.C.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues:
Equipment rentals	$39,094	$37,828	$74,646	$74,856
New equipment sales	26,480	20,460	51,777	40,830
Used equipment sales	18,369	18,657	41,631	37,067
Parts sales	15,476	14,234	29,384	26,439
Service revenues	8,350	8,591	16,960	17,178
Other	5,959	5,086	11,270	9,708

Total revenues	113,728	104,856	225,668	206,078

Gross profit:
Equipment rentals	14,147	11,295	24,044	22,381
New equipment sales	2,512	2,090	4,935	3,881
Used equipment sales	3,854	3,248	8,552	7,060
Parts sales	4,423	4,043	8,359	7,319
Service revenues	5,181	5,074	10,509	10,308
Other	570	179	767	196

Total gross profit	30,687	25,929	57,166	51,145

Selling, general, and administrative expenses	26,148	25,663	51,850	50,409
Loss from litigation	—	—	—	17,000
Gain on sale of property and equipment	80	64	107	37

Income (loss) from operations	4,619	330	5,423	(16,227)

Interest expense	(9,788)	(9,866)	(19,675)	(19,679)
Other income, net	57	75	84	96

Loss before income taxes	(5,112)	(9,461)	(14,168)	(35,810)

Income tax benefit	—	—	—	—

Net loss	$(5,112)	$(9,461)	$(14,168)	$(35,810)

H&E EQUIPMENT SERVICES L.L.C.

SELECTED UNAUDITED BALANCE SHEET DATA

(in thousands)

	June 30, 2004	December 31, 2003

Cash	$2,516	$3,891
Rental equipment, net	244,170	259,282
Total assets	395,630	401,954

Total debt (1)	298,307	290,979
Total liabilities	436,800	428,956
Member’s deficit	(41,170)	(27,002)
Total liabilities and member’s deficit	$395,630	$401,954

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior secured notes, senior subordinated notes and capital lease obligations.

H&E EQUIPMENT SERVICES L.L.C.

UNAUDITED RECONCILIATION OF

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION and AMORTIZATION

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Income (loss) from operations	$4,619	$330	$5,423	$(16,227)
Depreciation and amortization	13,002	14,904	26,170	29,717
Amortization of intangible asset	102	—	102	—
Loss from litigation	—	—	—	17,000
Gain on sale of property	(80)	(64)	(107)	(37)
Related party payment	(75)	—	(150)	—

Earnings before interest, taxes, depreciation, and amortization	$17,568	$15,170	$31,438	$30,453